Exhibit 10.17
Employment Agreement
     This Agreement is entered into as of September 12, 2008, by and between Mark Mendes (the “Executive”) and Synchronoss Technologies, Inc., a Delaware corporation (the “Company”).
1. Duties and Scope of Employment.
     (a) Position. For the term of his employment under this Agreement (the “Employment”), the Company agrees to employ the Executive in the position of Executive Vice President. The Executive shall report directly to the Company’s Chief Executive Officer. Executive’s principal workplace shall be at his office in Purcellville, Virginia unless otherwise agreed by the Company and the Executive; provided, however, that Executive’s duties will include reasonable travel, including but not limited to travel to offices of Company, its subsidiaries and affiliates and current and prospective customers as is reasonably necessary and appropriate to the performance of Executive’s duties hereunder but, in no event, shall Executive be required to travel to the offices of the Company more frequently than twice per month. It is expected that each trip shall be no more than two days per week but on occasion Executive may be required to spend more than two days if there is an important reason to do so.
     (b) Obligations to the Company. During his Employment, the Executive (i) shall devote his full business efforts and time to the Company, (ii) shall not engage in any other employment, consulting or other business activity that would create a conflict of interest with the Company, (iii) shall not assist any person or entity in competing with the Company or in preparing to compete with the Company and (iv) shall comply with the Company’s policies and rules, as they may be in effect from time to time.
     (c) No Conflicting Obligations. The Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. The Executive represents and warrants that he will not use or disclose, in connection with his Employment, any trade secrets or other proprietary information or intellectual property in which the Executive or any other person has any right, title or interest and that his Employment will not infringe or violate the rights of any other person. The Executive represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer.
     (d) Commencement Date. The Executive previously commenced full-time Employment. This Agreement shall govern the terms of Executive’s Employment effective as of September 12, 2008 (the “Commencement Date”).
2. Compensation
     (a) Salary. The Company shall pay the Executive as compensation for his services a base salary at a gross annual rate of not less than $300,000. Such salary shall be payable in accordance with the Company’s standard payroll procedures. (The annual compensation specified in this Subsection (a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as “Base Salary.”). Executive’s salary shall be subject to review and adjustment in accordance with the Company’s customary practices concerning salary review for similarly situated senior executives of the Company or its subsidiaries.
     (b) Incentive Bonuses. The Executive shall be eligible for an annual incentive bonus with a target amount equal to 50% of his Base Salary (“Target Bonus Amount”). The Executive’s Bonus (if any) shall be awarded based on criteria established by the Company’s Board of Directors (the “Board”) or its Compensation Committee. The Board or its Compensation Committee with respect to such bonus shall be final and binding. The Executive shall not be entitled to an incentive bonus if he is not employed by the Company on the last day of the fiscal year for which such bonus is payable.
3. Vacation and Employee Benefits. During his Employment, the Executive shall be eligible for paid vacations in accordance with the Company’s vacation policy, as it may be amended from time to time, with a minimum of 20 vacation days per year. During his Employment, the Executive shall be eligible to participate in the employee benefit plans maintained by the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.
4. Business Expenses. During his Employment, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse the Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.
5. Term of Employment.
     (a) Employment Term. The Company hereby employs Executive to render services to the Company in the position and with the duties and responsibilities described in Section 1 for the period commencing on the Commencement Date and ending upon the earlier of (i) three (3) years from such date, and (ii) the date Executive’s Employment is terminated in accordance with Subsection 5(b). This Agreement will automatically renew for annual one-year periods unless either party gives to the other written notice on or before June 1, 2011 or June 1 of each succeeding year, of such party’s intent to modify, amend or terminate this Agreement according to the terms hereof.
     (b) Termination of Employment. The Company may terminate the Executive’s Employment at any time and for any reason (or no reason), and with or without Cause (as defined below), by giving the Executive 30 days’ advance notice in writing. The Executive may terminate his Employment by giving the Company 30 days’ advance notice in writing. The Executive’s Employment shall terminate automatically in the event of his death. The termination of the Executive’s Employment shall not limit or otherwise affect his obligations under Section 7.

     (c) Rights Upon Termination. Upon Executive’s voluntary termination of employment or the Company’s termination of Executive’s employment for Cause, Executive shall only be entitled to the compensation, benefits and reimbursements described in Sections 1, 2, and 3 for the period preceding the effective date of the termination and no other benefits. Upon the Company’s termination of Executive’s employment other than for Cause, Executive shall only be entitled to the compensation, benefits and reimbursements described in Sections 1, 2, and 3 for the period preceding the effective date of the termination and the severance pay benefits described in Section 6. The payments under this Agreement shall fully discharge all responsibilities of the Company to Executive. This Agreement shall terminate when all obligations of the parties hereunder have been satisfied.
     (d) Rights Upon Death or Disability. If Executive’s Employment ends due to death, Executive’s estate shall be entitled to receive an amount equal to his target bonus for the fiscal year in which his death occurred, prorated based on the number of days he was employed by the Company during that fiscal year. If Executive’s Employment ends due to Permanent Disability (as such term is defined below), Executive shall be entitled to receive an amount equal to his target bonus for the fiscal year in which his employment ended, prorated based on the number of days he was employed by the Company during that fiscal year, and the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) benefits described in the next sentence. If Executive or his personal representative elects to continue health insurance coverage under COBRA for Executive and his dependents following the termination of his employment, then the Company will pay the monthly premium under COBRA until the earliest of (a) the close of the 24-month period following the termination of his employment, (b) the expiration of his continuation coverage under COBRA or (c) the date he becomes eligible for substantially equivalent health insurance coverage in connection with new employment.
6. Termination Benefits.
     (a) Preconditions. Any other provision of this Agreement notwithstanding, Subsections (b) and (c) below shall not apply unless the Executive:
          (i) Has executed a general release of all claims (in a form substantially similar to the release set forth on Exhibit A);
          (ii) Has returned all property of the Company in the Executive’s possession; provided, however, that Executive shall be allowed to keep and own the Company-provided laptop computer(s) (provided that Company shall ensure that all Company information with respect to such laptop computer(s) is deleted)/monitor(s) and related accessories, mobile telephone and related accessories, printer(s), and mobile telephone number; and
          (iii) If requested by the Board, has resigned as a member of the Board and as a member of the boards of directors of all subsidiaries of the Company, to the extent applicable.

     (b) Severance Pay in the Absence of a Change in Control. If, during the term of this Agreement and prior to the occurrence of a Change in Control or more than 12 months following a Change in Control, the Company terminates the Executive’s employment with the Company for a reason other than Cause or Permanent Disability (as such terms are defined below), then the Company shall pay the Executive a lump sum severance payment equal to (i) one and one-half times his Base Salary in effect at the time of the termination of Employment and (ii) his average bonus received in the immediately preceding two years. If, during the term of this Agreement and prior to the occurrence of a Change in Control or more than 12 months following a Change in Control, Executive resigns his Employment for Good Reason (as such term is defined below), then the Company shall pay the Executive a lump sum severance payment equal to (i) one times his Base Salary in effect at the time of the termination of Employment and (ii) his average bonus received in the immediately preceding two years. Notwithstanding anything herein to the contrary, in the event that the Executive is terminated or resigns his Employment for Good Reason under this subsection (b) within the initial two years of this Agreement, then in lieu of using the average bonus received in the immediately preceding two years for the above calculation, such calculation shall include his Target Bonus Amount if such termination under this Subsection (b) occurs in the first year of the Agreement and the actual bonus the Executive received during the initial year of the Agreement if such termination under this Subsection (b) occurs in the second year of the Agreement. However, the amount of the severance payment under this Subsection (b) shall be reduced by the amount of any severance pay or pay in lieu of notice that the Executive receives from the Company under a federal or state statute (including, without limitation, the Worker Adjustment and Retraining Notification Act). The severance payments under this Subsection (b) shall in no event commence prior to the earliest date permitted by Section 409A(a)(2) of the Internal Revenue Code of 1986, as amended (the “Code”). If the commencement of such severance payments must be delayed, as determined by the Company, then the deferred installments shall be paid in a lump sum on the earliest practicable date permitted by Section 409A(a)(2) of the Code.
     (c) Severance Pay in Connection with a Change in Control. If, during the term of this Agreement and within 12 months following a Change in Control, the Company terminates the Executive’s employment with the Company for a reason other than Cause or Permanent Disability or the Executive resigns his Employment for Good Reason, then the Company shall pay the Executive a lump sum severance payment equal to two times his Base Salary in effect at the time of the termination of Employment plus two times the Executive’s average bonus received in the immediately preceding two years. Notwithstanding anything herein to the contrary, in the event that the Executive is terminated or resigns his Employment for Good Reason under this subsection (c) within the initial two years of this Agreement, then in lieu of using the average bonus received in the immediately preceding two years for the above calculation, such calculation shall include his Target Bonus Amount if such termination under this Subsection (c) occurs in the first year of the Agreement and the actual bonus the Executive received during the initial year of the Agreement if such termination under this Subsection (c) occurs in the second year of the Agreement. However, the amount of the severance payment under this Subsection (c) shall be reduced by the amount of any severance pay or pay in lieu of notice that the Executive receives from the Company under a federal or State statute (including, without limitation, the Worker Adjustment and Retraining Notification Act). The severance payments under this Subsection (c) shall in no event commence prior to the earliest date permitted by Section 409A(a)(2) of the Code. If the commencement of such severance payments must be delayed, as determined by the Company, then the deferred installments shall be paid in a lump sum on the earliest practicable date permitted by Section 409A(a)(2) of the Code.
     (d) Parachute Taxes. If amounts paid or payable or distributed or distributable pursuant to the terms of this Agreement (the “Total Payments”) would be subject to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder or any interest or penalties with respect to such excise tax (such excise tax and any such interest or penalties are collectively referred to as the “Excise Tax”), then the Total Payments shall be reduced to ensure that the Total Payments are not subject to Excise Tax. In determining whether to cap the Total Payments, compensation or other amounts that the Executive is entitled to receive other than pursuant to this Agreement shall be disregarded. All determinations and calculations required to be made under this provision will be made by an independent accounting firm selected by Executive from among the largest eight accounting firms in the United States (the “Accounting Firm”). If the Accounting Firm determines that the Total Payments are to be reduced under the preceding sentences, then the Company will promptly give Executive notice to that effect and a copy of the detailed calculation thereof. Executive may then elect, in his sole discretion, which and how much of the Total Payments are to be eliminated or reduced (as long as after such election no Excise Tax will be payable), and Executive will advise the Company in writing of his election within 10 business days of receipt of notice. If Executive makes no such election within such 10-day period, then the Company may elect which and how much of the Total Payments are to be eliminated or reduced (as long as after such election no Excise Tax will be payable), and it will notify Executive promptly of such election. The fees of the Accounting Firm shall be paid by the Company.
     (e) Definition of “Cause.” For all purposes under this Agreement, “Cause” shall mean:
          (i) An unauthorized use or disclosure by the Executive of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;
          (ii) A material breach by the Executive of any material agreement between the Executive and the Company;
          (iii) A material failure by the Executive to comply with the Company’s written policies or rules;
          (iv) The Executive’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof;
          (v) The Executive’s gross negligence or willful misconduct which causes material harm to the Company;

          (vi) A continued failure by the Executive to perform reasonably assigned duties after receiving written notification of such failure from the Board; or
          (vii) A failure by the Executive to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Executive’s reasonable cooperation.
     (f) Definition of “Good Reason.” “Good Reason” exists upon:
          (i) a change in the Executive’s position with the Company that materially reduces his level of authority or responsibility;
          (ii) a reduction in the Executive’s base salary or Target Bonus Amount by more than 10% unless pursuant to a Company-wide salary reduction affecting all Executives proportionately;
          (iii) a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Executive immediately prior to such reduction;
          (iv) a material reduction in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive’s overall benefits package is significantly reduced, unless such reduction is made in connection with a reduction in the kind or level of employee benefits of employees of the Company generally;
          (v) relocation of the Executive’s principal workplace by more than 50 miles at the request of the Company; or
          (vi) the Executive no longer reporting to the Company’s Chief Executive Officer or President.
     (g) Definition of “Permanent Disability.” For all purposes under this Agreement, “Permanent Disability” shall mean the Executive’s inability to perform the essential functions of the Executive’s position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.
7. Non-Solicitation and Non-Disclosure.
     (a) Non-Solicitation. During the period commencing on the date of this Agreement and continuing until the second anniversary of the date the Executive’s Employment terminated for any reason, the Executive shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on the Executive’s own behalf or on behalf of any other person or entity) either (i) the employment of any employee or consultant of the Company or any of the Company’s affiliates or (ii) the business of any customer of the Company or any of the Company’s affiliates in a manner that could constitute engaging in sale of goods or services in or for a Restricted Business (as defined below) or otherwise interferes with Company’s relationship with such customer.
     (b) Non-Competition. As one of the Company’s executive and management personnel and officer, Executive has obtained extensive and valuable knowledge and confidential information concerning the business of the Company, including certain trade secrets the Company wishes to protect. Executive further acknowledges that during his employment he will have access to and knowledge of Proprietary Information (as defined below). To protect the Company’s Proprietary Information, Executives agrees that during his employment with the Company, whether full-time or half-time and for a period of 24 months after his last day of employment with the Company, he will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a “Restricted Business” in a “Restricted Territory” as defined below. It is agreed that ownership of (i) no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation, or (ii) any stock he presently owns shall not constitute a violation of this provision.
     (c) Definitions. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, Proprietary Information includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. “Restricted Business” shall mean the design, development, marketing or sales of software, or any other process, system, product, or service marketed, sold or under development by the Company at the time Executive’s employment with the Company ends. “Restricted Territory” shall mean any state, county, or locality in the United States in which the Company conducts business.
     (d) Reasonable. Executive agrees and acknowledges that the time limitation on the restrictions in this Section 7, combined with the geographic scope, is reasonable. Executive also acknowledges and agrees that this provision is reasonably necessary for the protection of Proprietary Information, that through his employment he shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting the Company’s business value which will be imparted to him. If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
     (e) Non-Disclosure. The Executive has entered into a Proprietary Information and Inventions Agreement with the Company, which is incorporated herein by this reference.

8. Successors.
     (a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.
     (b) Employee’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
9. Miscellaneous Provisions.
     (a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered by FedEx with delivery charges prepaid, or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
     (b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
     (c) Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Proprietary Information and Inventions Agreement contain the entire understanding of the parties with respect to the subject matter hereof.
     (d) Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law. The Company shall not have a duty to design its compensation policies in a manner that minimizes the Executive’s tax liabilities, and the Executive shall not make any claim against the Company or the Board related to tax liabilities arising from the Executive’s compensation.
     (e) Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of New Jersey (except their provisions governing the choice of law). If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively the “Law”), then such provision shall be curtailed or limited only to the minimum extent necessary to bring such provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.
     (f) No Assignment. This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.
     (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

/s/ Mark Mendes Mark Mendes

Synchronoss Technologies, Inc.

By	Stephen G. Waldis
Chief Executive Officer and President

EXHIBIT A
[form of release]
[date]
[employee]
Dear [employee]:
This Mutual Release (“Agreement”) is made by and between Synchronoss Technologies, Inc. (the “Company”) and (“Employee”).
1. (a) In consideration for receiving the benefits described in your Employment Agreement upon termination, you waive and release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors, or past or present subsidiaries, officers, directors, agents, affiliates, employees and assigns, with respect to any matter, including but not limited to, any matter arising out of or connected with your employment with the Company or the termination of that employment, including without limitation, claims of wrongful discharge, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, failure to provide accommodation, any claims of discrimination or harassment based on sex, age, race, national origin, disability or on any other basis, under Title VII of the Civil Rights Act of 1964, as amended, the Pennsylvania Human Relation Act, The Pennsylvania Wage Payment and Collection Law, as amended, the Americans with Disabilities Act and all other laws and regulations, and common law relating to employment. [need to conform to state regulations]
     (b) In exchange for the covenants and agreements set forth herein, the Company hereby releases, acquits, and forever discharges you, and each of your agents, attorneys, heirs, executors, or assigns, past, present and future, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to your employment (including termination thereof) at any time up to and including the date of this letter as set forth above.
2. You expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor.”

3. At all times in the future, you will remain bound by the Company’s Proprietary Information and Invention Agreement (“PIIA”) signed by you on September 12, 2008, a copy of which is attached.
4. You hereby agree that your Employment Agreement with the company is hereby terminate except that [payments due] will survive such termination. [language will vary depending on reason for termination.]
5. You agree that you will not disclose to others the fact or terms of this Agreement, except that you may disclose such information to your attorney or accountant in order for such individuals to render services to you or as required by valid subpoena from federal or state court.
6. You agree that except as expressly provided in Paragraphs 3 and 4 of this Agreement, this Agreement renders null and void any and all prior agreements between you and the Company. You and the Company agree that, except as set forth in Paragraphs 3 and 4 above, this Agreement constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement, and that this Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.
7. This Agreement shall be construed and interpreted in accordance with the laws of the State of New Jersey.
8. You agree that this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution of a facsimile copy shall have the same force and effect as execution of an original, and a facsimile signature shall be deemed an original and valid signature.
9. You acknowledge that by this agreement you have been informed to review this agreement with counsel. You further acknowledge that you understand the consequences of this agreement and the release(s) that it contains.
10. You have up to twenty-one (21) days after receipt of this Agreement within which to review it, and to discuss it with an attorney of your own choosing regarding whether or not you wish to execute it. Furthermore, you have seven (7) days after you have signed this Agreement during which time you may revoke this Agreement.
11. If you wish to revoke this Agreement, you may do so by delivering a letter of revocation to me within seven (7) days. Because of this revocation period, you understand that this Agreement shall not become effective or enforceable until the eighth day after the date you sign this Agreement.
Please indicate your agreement with the above terms by signing below.

Sincerely,

Holly S. Marston,
Director of Human Resources

My agreement with the above terms is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

Signed: /s/ Mark Mendes	Dated: 9-12-08

SYNCHRONOSS TECHNOLOGIES, INC.
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
     The following confirms an agreement between Mark Mendes and Synchronoss Technologies, Inc., a Delaware corporation (and together with its subsidiaries, the “Company”), which is a material part of the consideration for my employment by Company:
1. No Conflicts. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with Company other than my Employment Agreement dated as of September 12, 2008. I will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me. For purposes of this Agreement, Wisor Telecom shall not be deemed to be a prior employer.
2. Assignment of Inventions. Company shall own all right, title and interest (including patent rights, copyright rights, trade secret rights, mask work rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information (collectively, “Rights”) made or conceived or reduced to practice, in whole or in part, by me during the term of my employment with Company to and only to the fullest extent allowed by applicable law and which arise out of research or any other activities conducted by, for or under the direction of Company, whether or not conducted at Company’s facilities, during working hours or using Company assets, or which relate directly or indirectly to methods, materials, apparatus, formulations, programs, computer programs, designs, plans, models, specifications, techniques, products, processes or devices, sold, leased, used or under consideration or development by Company (collectively “Inventions”) and I will promptly disclose all Inventions to Company. The term Inventions shall not include any Rights that I develop (i) entirely on my own time (ii) without use of Company assets, (iii) that do not relate to methods, materials, apparatus, formulations, programs, computer programs, designs, plans, models, specifications, techniques, products, processes or devices, sold, leased, used or under consideration or development by Company and (iv) that could not be used by a Competing Business. I hereby make all assignments to Company necessary to accomplish the foregoing. I shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint Company as my agent and attorney-in-fact to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. If I wish to clarify that something created by me prior to my employment that relates to Company’s actual or proposed business is not within the scope of this Agreement, I have listed it on Appendix A. If I use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company, Company will have and I hereby grant to Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights therein.
     To the extent allowed by law, the terms of this Section 2 include all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by Company.
3. Proprietary Information. I agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers, vendors, business partners or employees of Company) I develop, learn or obtain during the term of my employment that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute “Proprietary Information”. I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.
4. Employment at Will. I agree that this Agreement is not an employment contract for any particular term and that I have the right to resign and Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. In addition, this Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of Company, I have obligations to Company which are not set forth in this Agreement. However, the terms of this Agreement govern over any inconsistent terms and can only be changed by a subsequent written agreement signed by the President of Company. The Company and I agree, however, that nothing in this Agreement is inconsistent with the terms and conditions of the Employment Agreement entered into between the Company and me.
5. Survival. I agree that my obligations under paragraphs 2, 3 and 4 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future employer

2

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE COUNTERPART WILL BE RETAINED BY COMPANY AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

SYNCHRONOSS TECHNOLOGIES, INC.	EMPLOYEE

/s/ Mark A. Mendes

Signature	Signature

By:	Name:	Mark A. Mendes

Title:	Date:	9-12-08

Appendix A
PRIOR MATTER
     Patent on Telephone Testing gear between myself, C. Tuerner and Rochester Telephone.